                                                                    Exhibit 99.1

(4) Includes shares of Class B common stock, par value $0.01 per share ("Class B
Common Stock") of Empire State Realty Trust, Inc. and units of limited partnership interests ("Operating Partnership Units") of Empire State Realty OP,
L.P. issued in connection with Empire State Realty Trust, Inc.'s formation transactions to Elizabeth Malkin 2009 Trust; Emily M. Malkin 2010 Trust; Louisa
R. Malkin 2010 Trust; Rebecca S. Malkin 2010 Trust; Peter L Malkin Family 9
LLC; Peter L Malkin Family 2000 LLC; Row Jimmy LLC; Born Cross-Eyed LLC; and
LarryMae LLC,of which Anthony E. Malkin has sole voting and investment power as sole manager or sole trustee, as applicable, or Anthony E. Malkin and his wife have shared voting and investment power as managers or trustees, as applicable.
Anthony E.Malkin disclaims beneficial ownership of such Class B Common Stock and
 Operating Partnership Units, except to the extent of his pecuniary interest therein.

(5) Includes Class B Common Stock of Empire State Realty Trust, Inc. and
Operating Partnership Units of Empire State Realty OP, L.P. issued in connection with Empire State Realty Trust, Inc.'s formation transactions to the following family trusts for the benefit of Anthony E. Malkin's children: Rachelle B and
Anthony E. Malkin 1998 Family Trust; AEM/Andrew 1999 Trust; and AEM/George 1999
Trust. Anthony E. Malkin disclaims beneficial ownership of such Class B Common
Stock and Operating Partnership Units, except to the extent of his pecuniary interest therein.

This report shall not be deemed an admission that Anthony E. Malkin is the beneficial owner of, or has any pecuniary interest in, the reported Class A
Common Stock, Class B Common Stock or Operating Partnership Units for purposes of the Securities Exchange Act of 1934, as amended, or for any other purpose.